                                     [LOGO] ASARCO

RICHARD DE J. OSBORNE CHAIRMAN OF THE BOARD

                                                                 March 12, 1997


Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders which will be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York on Wednesday, April 30, 1997, at 2 P.M. We hope you can be with us.

  At the meeting, you will be asked to elect directors and to approve the selection of auditors.

  The meeting also provides an opportunity to give you a current report on the activities of the Company and its plans and prospects for the future.

  It is important that your shares be represented at the meeting whether or not you are able to attend in person. Therefore, you are asked to vote, sign, date and mail the enclosed proxy. Please do so today.

                                     Sincerely,

                                     /s/ Richard de J. Osborne

                                     Richard de J. Osborne
                                     Chairman and Chief Executive Officer

   ASARCO INCORPORATED, 180 MAIDEN LANE, NEW YORK, N.Y. 10038 (212) 510-2000

[LOGO] ASARCO                 ASARCO INCORPORATED
                                180 MAIDEN LANE
                              NEW YORK, NY  10038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 30, 1997

To the Stockholders:


  The annual meeting of stockholders of ASARCO Incorporated will be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York on Wednesday, April 30, 1997, at 2 P.M. for the following purposes:


  (1) To elect four directors to serve until the 2000 annual meeting of stockholders.

  (2) To act upon a proposal to approve the selection by the Board of Directors, upon recommendation of the Audit Committee, of Coopers & Lybrand L.L.P. as independent auditors for the calendar year 1997.

  (3)  To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 7, 1997 will be entitled to vote at the annual meeting. Stockholders of record who attend the annual meeting in person may withdraw proxies and vote in person if they wish.

                                          By order of the Board of Directors,
                                                         R. Ferri
                                                         Secretary

New York, N.Y., March 12, 1997

                            YOUR VOTE IS IMPORTANT
                   Please mark, sign, date and return your
                                    proxy.

                                PROXY STATEMENT

  This proxy statement is furnished as part of the solicitation by the Board of Directors of ASARCO Incorporated, 180 Maiden Lane, New York, N.Y. 10038 ("Asarco" or the "Company") of the proxies of all stockholders entitled to vote at the annual meeting to be held on April 30, 1997 and at any adjournment thereof. This proxy statement and the enclosed form of proxy are being mailed, commencing on or about March 17, 1997, to stockholders of record on March 7, 1997. Any proxy in the enclosed form given pursuant to this solicitation and received in time for the annual meeting will be voted with respect to all shares represented by it and in accordance with the instructions, if any, given in such proxy. If the Company receives a signed proxy with no voting instructions given, such shares will be voted for the election of directors and for the proposals. Any proxy may be revoked at any time prior to the exercise thereof by notice from the stockholder, received in writing by the Secretary, or by written ballot voted at the meeting.

  At the close of business on March 7, 1997, the record date for the annual meeting, the Company had outstanding and entitled to be voted 42,919,619 shares of Common Stock, without par value. Each share of Common Stock outstanding at the record date will be entitled to one vote. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at the meeting shall constitute a quorum. Abstentions, votes withheld and broker non-votes are counted for quorum purposes but are not counted either as votes cast "For" or "Against". A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve proposals other than the election of directors.

  When a stockholder participates in the Dividend Reinvestment Plan applicable to the Company's Common Stock, his proxy to vote shares of Common Stock will include the number of shares held for him by The Bank of New York, the agent under the plan. If the stockholder does not send any proxy, the shares held for his account in the Dividend Reinvestment Plan will not be voted. Shares of Common Stock owned under the Company's Savings Plans will be voted by the trustee under the plans in accordance with the instructions contained in the proxy submitted by the beneficial stockholder. Any shares held by the trustee as to which it receives no voting instructions will be voted by the trustee in the same proportion as the shares for which it has received voting instructions.

                             ELECTION OF DIRECTORS

  At the recommendation of the Company's Organization and Compensation Committee and pursuant to a resolution of the Board of Directors adopted on January 29, 1997, four nominees are proposed for election at the annual meeting. The remaining seven directors will continue to serve in accordance with their previous election. All of the nominees are currently directors. All current directors were elected to their present term of office at a previous annual meeting of stockholders.

  The Company's Restated Certificate of Incorporation, as amended, provides that there shall be three classes of directors, as nearly equal in number as possible, each class to be elected for a three-year term. The Board of Directors has currently fixed the number of directors at eleven. At its meeting held on January 29, 1997, the Board of Directors of the Company nominated James
C. Cotting, David C. Garfield, E. Gordon Gee and James Wood for election as Class III directors to serve until the 2000 annual meeting of stockholders. Messrs. Cotting, Garfield, Gee and Wood are currently serving as Class III directors with a term of office expiring in 1997.

  Proxies in the enclosed form will be voted, unless authority is withheld, for the election of the four nominees named below. If any person should be unavailable for election, proxies will be voted for another individual chosen by the Board of Directors as a substitute for the unavailable nominee, unless the Board of Directors adopts a resolution pursuant to the By-Laws reducing the number of directors.

                       NOMINEES FOR ELECTION AS DIRECTORS


                                   Class III
            (to serve until the 2000 annual meeting of stockholders)

                                                                          DIRECTOR
      FOR DIRECTOR                                                   AGE   SINCE
      ------------                                                   ---  --------
James C. Cotting........ Director of Navistar International Corpora-  63   1987
                          tion, USG Corporation and the Interlake
                          Corporation; member of the Board of Gover-
                          nors of the Chicago Stock Exchange. Mr.
                          Cotting was Chairman of the Board of
                          Navistar International Corporation (truck
                          and engine manufacturer) from April 1,
                          1995 to March 31, 1996. He was Chairman
                          and Chief Executive Officer of Navistar
                          from 1987 through March 1995.
David C. Garfield....... Director of Schering-Plough Corporation.     69   1984
                          Mr. Garfield was consultant to Ingersoll-
                          Rand Company (machinery manufacturer) from
                          June 1986 until June 1992. Mr. Garfield
                          was President of Ingersoll-Rand Company
                          from 1981 through May 1986 and previously
                          its Vice Chairman.
E. Gordon Gee........... President of The Ohio State University       53   1989
                          since September 1990; from 1985 until Au-
                          gust 1990, President of the University of
                          Colorado; from 1981 to 1985, President of
                          West Virginia University; director of Banc
                          One Corporation, The Limited, Inc.,
                          Glimcher Realty Trust, Intimate Brands
                          Inc. and Abercrombie & Fitch Co.
James Wood.............. Chairman of the Board and Chief Executive    67   1989
                          Officer of The Great Atlantic & Pacific
                          Tea Company, Inc. (supermarket chain)
                          since 1980; previously its President from
                          1988 to 1993 and at other times since
                          1980; prior to 1980, Chairman of the Board
                          and Chief Executive Officer of The Grand
                          Union Company; director of Schering-Plough
                          Corporation.

                    DIRECTORS WHOSE TERM OF OFFICE CONTINUES

                                    Class I
            (serving until the 1998 annual meeting of stockholders)

                                                                         DIRECTOR
        DIRECTOR                                                     AGE  SINCE
        --------                                                     --- --------
James W. Kinnear........ Director of Corning Incorporated and         68   1990
                          PaineWebber Group Inc. and an advisory di-
                          rector of Unilever N.V. and Unilever PLC;
                          President and Chief Executive Officer of
                          Texaco Inc. (crude oil, natural gas and
                          petroleum products) from 1987 to April
                          1993; previously its Vice Chairman of the
                          Board from 1983 to 1987, Executive Vice
                          President from 1978 to 1983, and a direc-
                          tor from July 1977 to May 1994.
Francis R. McAllister... Executive Vice President of the Company in   54   1988
                          charge of copper operations since April
                          1993; previously its Chief Financial Offi-
                          cer from April 1982 until April 1993; di-
                          rector of Grupo Mexico, S.A. de C.V.,
                          Southern Peru Copper Corporation and
                          Cleveland-Cliffs, Inc.
Michael T. Nelligan..... Chief Executive Officer of Don Ward Trans-   57   1984
                          port, Inc. (specialty trucking) since Jan-
                          uary 1987; its Chairman since August 1995
                          and previously its President. Mr. Nelligan
                          was Chairman of the Board of Ideal Basic
                          Industries, Inc. (cement products) from
                          October 1985 until January 1986, its Chief
                          Executive Officer from July 1983 until
                          January 1986 and its President from 1982
                          until January 1986.
John D. Ong............. Chairman of the Board and director of The    63   1991
                          BF Goodrich Company (diversified chemicals
                          and aerospace) since December 1996, its
                          Chairman and Chief Executive Officer from
                          July 1979 until November 1996, and its
                          President from 1975 to 1984; director of
                          Cooper Industries, Inc., Ameritech Cor-
                          poration, The Kroger Co., The Geon Company
                          and TRW, Inc.

                                    Class II
            (serving until the 1999 annual meeting of stockholders)

                                                                           DIRECTOR
         DIRECTOR                                                      AGE  SINCE
         --------                                                      --- --------
 Willard C. Butcher...... Director of Texaco Inc. and International     70   1974
                           Paper Company, and member of the Interna-
                           tional Advisory Board of Banca Nazionale
                           del Lavoro. Mr. Butcher was Chairman of
                           the Executive Committee of The Chase Man-
                           hattan Bank, N.A. from November 1, 1990
                           until October 31, 1991 and was Chairman of
                           the Board and Chief Executive Officer of
                           the bank from 1981 through October 1990.
                           Mr. Butcher was also Chairman of the Board
                           and Chief Executive Officer of The Chase
                           Manhattan Corporation from 1981 through
                           October 1990.


 Richard de J. Osborne... Chairman of the Board, Chief Executive Of-    62   1976
                           ficer and President of the Company since
                           December 1, 1985 and President of the Com-
                           pany from 1982; non-executive Chairman of
                           the Board and director of Southern Peru
                           Copper Corporation; director of Schering-
                           Plough Corporation, The BF Goodrich Compa-
                           ny, Grupo Mexico, S.A. de C.V. and The
                           Tinker Foundation Incorporated.
 Martha T. Muse.......... Chairman of The Tinker Foundation Incorpo-    70   1994
                           rated (not-for-profit corporation) since
                           January 1996; previously its President and
                           Chief Executive Officer from 1975 to 1995,
                           its President from 1968 and its Executive
                           Director from 1965 to 1968; director
                           emerita of Columbia University; director
                           of The Bank of New York and The Bank of
                           New York Company, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  Set forth below is certain information with respect to those persons who are known to the Company to have been, as of the dates indicated below, the beneficial owners of more than five percent of the Company's Common Stock.

                                                       SHARES OF
                                                          THE
                                                       COMPANY'S
                                                      COMMON STOCK
                                                      BENEFICIALLY   PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED         CLASS
      ------------------------------------            ------------   ----------
      Merrill Lynch & Co., Inc.  ....................  2,990,948(a)     7.0%
       World Financial Center, North Tower
       250 Vesey Street
       New York, New York 10281

--------
(a) Information is provided in reliance upon information included in Amendment No. 1, dated February 14, 1997, to a Schedule 13G, filed by Merrill Lynch & Co. and two of its subsidiaries (collectively, "Merrill Lynch"). Merrill Lynch may be deemed the beneficial owner of 7.0% of the Company's Common Stock held by or through its wholly-owned subsidiaries. Merrill Lynch disclaims beneficial ownership of all such Common Stock except for shares held in proprietary trading accounts, customer accounts over which it has discretionary power, or held by unit investment trusts for which it is the sponsor.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The information set forth below as to the shares of Common Stock of the Company beneficially owned by the nominees, directors, executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group is stated as of December 31, 1996.

                                                ASARCO INCORPORATED
                                    -------------------------------------------
                                    SHARES OF THE
                                      COMPANY'S    ADDITIONAL
                                    COMMON STOCK  SHARES DEEMED         PERCENT
                                    BENEFICIALLY  BENEFICIALLY            OF
                                      OWNED(a)      OWNED(b)    TOTALS   CLASS
                                    ------------- ------------- ------- -------
Willard C. Butcher(c)..............      1,400           --       1,400   (d)
James C. Cotting(c)................      1,600           --       1,600   (d)
David C. Garfield(c)(e)............     17,700           --      17,700   (d)
E. Gordon Gee(c)...................      1,200           --       1,200   (d)
James W. Kinnear(c)................      1,400           --       1,400   (d)
Francis R. McAllister(f)...........     34,635       110,340    144,975   (d)
Martha T. Muse(c)..................        804           --         804   (d)
Michael T. Nelligan(c).............      1,615           --       1,615   (d)
John D. Ong(c).....................      1,000           --       1,000   (d)
Richard de J. Osborne(f)(g)........    113,831       283,000    396,831   .9%
James Wood(c)......................      3,200           --       3,200   (d)
Kevin R. Morano(f).................     16,921        48,900     65,821   (d)
Robert M. Novotny(f)...............     13,304        25,800     39,104   (d)
Robert J. Muth(f)..................     11,692        27,823     39,515   (d)
All nominees, directors and
 officers as a group (23
 individuals)(f)...................    262,044       623,363    885,407   2.1%

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Consists of shares deemed beneficially owned under regulations of the Securities and Exchange Commission because such shares may be acquired within 60 days after December 31, 1996, through the exercise of options granted under the Company's Stock Incentive Plan or the previous Stock Option Plan.
(c) See also the information below on Common Stock Equivalents.
(d) Less than 0.5%.
(e) Does not include 2,000 shares owned by Mr. Garfield's wife. Mr. Garfield disclaims beneficial ownership of these shares.
(f) Includes restricted Common Stock awarded under the Company's Stock Incentive Plan to certain of the Company's executive officers, and still subject to restrictions, as follows: 46,300 such shares to Mr. Osborne; 12,580 to Mr. McAllister; 9,570 to Mr. Morano; 7,640 to Mr. Novotny; 6,380 to Mr. Muth and 18,750 to other executive officers. Restrictions on such shares lapse in equal installments over five years beginning on their respective grant dates.
(g) Includes 4,849 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.

COMMON STOCK EQUIVALENTS

  The following table sets forth the per share number of Common Stock equivalents credited as of December 31, 1996 to the accounts of the Company's outside directors under the Company's Deferred Fee Plan for Directors and under its Directors' Deferred Payment Plan. Under both plans, payments are made in cash following retirement depending on the market value of the Common Stock at that time. For additional information regarding these plans, see "Additional Information" below.

                                                                 DEFERRED
                                                      DEFERRED    PAYMENT
                                                     FEE PLAN(a)  PLAN(b) TOTAL
                                                     ----------  -------- ------
   Willard C. Butcher...............................      --       3,187   3,187
   James C. Cotting.................................      --       2,886   2,886
   David C. Garfield................................      --       3,763   3,763
   E. Gordon Gee....................................      --       1,234   1,234
   James W. Kinnear.................................    9,881      4,460  14,341
   Martha T. Muse...................................      691        673   1,364
   Michael T. Nelligan..............................      --       4,609   4,609
   John D. Ong......................................      --       3,246   3,246
   James Wood.......................................    3,355      5,189   8,544
                                                       ------     ------  ------
     Total..........................................   13,927     29,247  43,174

--------

  (a) Amounts shown reflect the number of share equivalents credited to the Deferred Fee Plan plus share equivalents of dividends credited.

  (b) Amounts shown reflect the number of share equivalents credited under the Directors' Deferred Payment Plan plus share equivalents of dividends credited.

  In addition, in satisfaction of applicable rules of the Securities and Exchange Commission, information is set forth below as to the shares of Southern Peru Copper Corporation common stock beneficially owned by the nominees, directors and executive officers named in the Summary Compensation Table below and by all nominees, directors and officers as a group. This information is stated as of December 31, 1996.

                                                           SOUTHERN PERU COPPER
                                                               CORPORATION
                                                           --------------------
                                                            SHARES OF
                                                           COMMON STOCK PERCENT
                                                           BENEFICIALLY   OF
                                                             OWNED(A)    CLASS
                                                           ------------ -------
Willard C. Butcher........................................       --       (b)
James C. Cotting..........................................       --       (b)
David C. Garfield.........................................       --       (b)
E. Gordon Gee.............................................       --       (b)
James. W. Kinnear.........................................       --       (b)
Francis R. McAllister.....................................     1,472      (b)
Martha T. Muse............................................       500      (b)
Michael T. Nelligan.......................................     1,000      (b)
John D. Ong...............................................       --       (b)
Richard de J. Osborne(c)..................................     2,524      (b)
James Wood................................................       --       (b)
Kevin R. Morano...........................................     1,472      (b)
Robert M. Novotny.........................................       946      (b)
Robert J. Muth............................................     1,400      (b)
All nominees, directors and officers as a group (23 indi-
 viduals).................................................    13,540      (b)

--------
(a) Information with respect to beneficial ownership is based upon information furnished by each nominee, director or officer. Except as noted below, all nominees, directors and officers have sole voting and investment power over the shares beneficially owned by them.
(b) Less than 0.5%.
(c) Includes 2,103 shares of Common Stock over which Mr. Osborne and his wife share voting and investment power.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

  The compensation of Asarco's executive officers other than those who are also directors is reviewed and established annually by the Organization and Compensation Committee of the Board of Directors. For the two officers who are also directors (Mr. Osborne and Mr. McAllister) the Committee makes compensation recommendations to the Board absent those officers, which establishes their compensation. The Board did not modify or reject in any material way the Committee's recommendations for 1996 compensation. The Committee met a total of four times during 1996. Long-term incentive compensation awards for 1996 to officers and other salaried employees were approved by the Committee (and recommended to the Board with respect to Messrs. Osborne and McAllister) at the Committee's January 1997 meeting.

  The Company retains an independent compensation consulting organization to advise and assist the Company and the Committee in connection with compensation matters. During 1996 the consulting organization made recommendations to the Committee on base salary, cash incentive compensation and long-term incentive compensation matters for the Chief Executive Officer and each other Asarco executive position. Such recommendations included target levels for base salary and cash incentive compensation, long-term income targets, weighting of stock option and restricted stock values, and appropriate stock option and restricted stock valuation methods. The Committee carefully considered the recommendations and acted within the scope of the recommendations in these areas.

  Asarco's executive officer compensation is composed of base salary and incentive compensation.

  The Company's policy for base salary for executive officers is to establish par compensation levels for each position based on competitive data and the responsibilities and value of each executive position to the Company. The Committee considers compensation information from other companies in the mining and metals industry. It also considers compensation information from smaller, larger and comparably sized companies in other industries. The Committee then considers individual and corporate performance in establishing salary levels within a competitive range.

  The Committee believes that the S&P Metals Miscellaneous Group, which includes only four metals companies in addition to the Company, and the S&P 500 Index, both used for comparing shareholder returns, do not necessarily represent the Company's most direct competitors for executive talent. In making decisions that affect executive compensation the Committee reviews four different comparator groups proposed by its independent consultants: one group comprises 9 metals companies worldwide; another group includes 14 process-oriented companies; a third group comprises 50 companies engaged in heavy industry; and a fourth group consists of approximately 171 companies having annual revenues of $1 billion to $6 billion (the "Comparator Groups"). These groups represent companies whose operational and performance characteristics are capable of comparison with those of the Company, allowing for meaningful comparisons of executive compensation. The Comparator Groups include four of the five companies in the S&P Metals Miscellaneous Group and approximately 121 companies in the S&P 500 Index.

  Base salaries for the Company's executive officers in 1996 were slightly above the median of the Comparator Groups studied by the Committee and represented a slightly greater percentage of total compensation, relative to the median for the Comparator Groups. Because the cyclical nature of the Company's business can result in significant changes in incentive compensation from year to year the Committee believes that compensation levels are more stable and, accordingly, more competitive when base salaries comprise a larger portion of total cash compensation. In general, the Committee structures total compensation for each salaried position to be approximately at the median of total compensation for comparable positions among the Comparator Groups.

  Although the Company's base salaries are set at levels intended to be competitive with the Company's industry peers, the Committee also takes into consideration the Company's performance relative to companies in the Comparator Groups as part of its compensation review. In this regard, the Company's success in meeting transactional, operational and financial objectives are all taken into consideration. Because the relative importance of each objective may change over time, the Committee does not set fixed Company performance targets for purposes of setting base salaries. The Company's success or failure in achieving certain objectives or financial results, however, will generally affect executive salaries. Thus, in a downward part of the business cycle, salary increases may be delayed or salaries even reduced; in strong financial years, the Company may award larger increases.

  Base salaries for Mr. Osborne, Mr. McAllister and the other executive officers were increased effective May 1, 1996 by an average of 4.5 percent. Base salaries for Messrs. Osborne, McAllister and the other executive officers as a group had not been increased during the prior fifteen months.

  Incentive compensation consists of cash incentive compensation awarded annually if justified, and long-term incentive compensation. Long-term incentive compensation combines restricted stock and stock options and is designed to link the interests of executive officers with those of stockholders by providing each executive an incentive to manage the business as an owner with an equity stake.

  Annual cash incentive payments are determined under the Asarco Incentive Compensation Plan for Senior Officers ("Senior Officers' Plan") and the Asarco Incentive Compensation Plan, which are administered by the Organization and Compensation Committee. The Senior Officers' Plan covers the five most highly compensated Company officers with respect to the year in which compensation is awarded. Approximately 72% of all active salaried employees of the Company are eligible for annual cash incentive compensation payments under the Incentive Compensation Plan. Effective December 1, 1996, following the Committee's recommendation and approval, the Board of Directors approved the Asarco Compensation Deferral Plan ("Deferral Plan"). The Deferral Plan, among other things, permits officers and eligible employees to defer all or a portion of awards made under the Senior Officers' Plan and the Incentive Compensation Plan. The Committee adopted the Deferral Plan as its administrative guidelines to permit deferral under the Senior Officers' Plan. Pursuant to the Deferral Plan, Messrs. McAllister and Muth, two of the five most highly compensated officers, each elected to defer receipt of 50% of their 1996 incentive compensation awards. All of the Company's five most highly compensated officers participate in the previously existing salary deferral feature of the Deferral Plan, which allows deferral of that portion of salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code.

  The sole purpose of the Senior Officers' Plan is to assure current federal income tax deductibility of incentive compensation earned by the five officers whose compensation might otherwise not be deductible as a result of recent changes in the Internal Revenue Code. While the Senior Officers' Plan provides maximum award levels to five covered officers, the Senior Officers' Plan is administered so as to provide no greater benefits than could be provided under the Company's Incentive Compensation Plan.

  A target level of annual incentive compensation is established for each eligible employee based on the level of responsibility attached to such employee's position with the Company. For executive officers these targets are set slightly below competitive median levels to compensate for salary levels which are set slightly above competitive median levels. The officers' levels of responsibility are determined by the Committee after review of substantially equivalent positions among the Comparator Groups.

  Under the Asarco Incentive Compensation Plan, awards to employees are increased or decreased from a predetermined target level, based upon performance measured at three levels: individual, operating unit or staff group and Company-wide. Incentive compensation for the Company's executive officers, and particularly for the Chief Executive Officer, is determined by individual and Company performance levels. Company performance in 1996 was evaluated against certain objectives previously established by the Board of Directors. Among such objectives were: the completion of certain transactions, including the disposition or restructuring of certain Company investments; the achievement of certain production, expense and profit goals; and the completion of certain financial transactions. The degree to which the Company is able to meet its annual objectives is expressed as a corporate performance rating determined by the Board of Directors with the recommendation of the Committee. In 1996, the Committee used considerations of business judgment to weight the Company's stated objectives for purposes of determining the corporate performance rating.

  Incentive compensation for the Company's officers other than Messrs. Osborne and McAllister was established by the Committee after two meetings at which it considered the Company's performance in 1996. Incentive compensation for Messrs. Osborne and McAllister was determined by the Board of Directors upon the recommendation of the Committee, after review by the Board and the Committee at meetings held in November 1996 and January 1997. The Committee and the Board of Directors determined that the Company had achieved a 1996 corporate performance rating of 75% and concluded that annual cash incentive payments should be made to each of the Company's officers including Messrs. Osborne and McAllister. The Committee and the Board considered that Mr. Osborne's performance continued to exceed expectations and merited an increased individual award adjustment of 85%.

  In January 1996 the Committee approved awards of stock options and restricted stock to the Company's officers other than Mr. Osborne and Mr. McAllister, and recommended to the Board awards to Mr. Osborne and Mr. McAllister. These awards were made within long-term incentive income targets based upon analyses by the Company's compensation consultant. The consultant supplements data from the Comparator Groups with broad based survey data to develop target levels of "long-term gain opportunity" for various levels of total compensation, with greater percentages of long term gain opportunity attaching to higher responsibility levels. The Company's consultant surveys a broader group of companies than those in the Comparator Groups so as to provide a more complete analysis of competitive long-term incentive compensation award levels.

  The Company makes long-term incentive awards on an annual basis and has not established specific stock ownership objectives for its officers. In 1996, long-term incentive compensation awards to the Company's executive officers were at the median of awards made by the companies included in the Comparator Groups and the consultant's surveys. In making 1996 long-term incentive awards the Committee also considered each officer's performance. The Committee also considered outstanding options and shares of restricted stock previously awarded to the executive officers. In the case of the Chief Executive Officer the Committee also considered his performance and responsibility in establishing the Company's strategic goals and directing all elements of its performance.

  Section 162(m) of the Internal Revenue Code eliminates the Company's Federal income tax deductions for certain compensation in excess of $1 million paid in a taxable year to each of the Company's five highest paid officers as reported in the proxy statement, unless compensation programs meet certain requirements, principally concerning the adoption of fixed targets. Accordingly, the Committee in January and February 1996 made changes in Asarco executive compensation programs for annual incentive compensation and for stock option grants as a result of the provision. These changes were approved by Asarco shareholders at the 1996 Annual Meeting in connection with the adoption of a new Asarco 1996 Stock Incentive Plan and the Senior Officers' Plan. While the Committee considers that restricted stock provides a form of long term compensation the value of which is directly related to Company stock performance, the Committee believes that it is not practical to change the Company's restricted stock plan provisions to meet the requirements of Section 162(m).

                                          Willard C. Butcher, Chairman
                                          James W. Kinnear
                                          Martha T. Muse
                                          James Wood

                               ----------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No current or former officer or employee of the Company or any of its subsidiaries serves as a member of the Organization and Compensation Committee of the Board of Directors (the "Committee"). At January 1, 1996, the members of the Committee were Willard C. Butcher, Chairman, Harry Holiday, Jr., James W. Kinnear and John D. Ong. Mr. Ong ceased being a member of the Committee on April 24, 1996, and did not attend any Committee meeting after February 1996. Effective April 15, 1996, Richard de J. Osborne, Chairman, Chief Executive Officer and President of the Company, was elected to the board of directors of The BFGoodrich Company. Mr. Ong is the Chairman of The BFGoodrich Company. Mr. Holiday retired from the Board of Directors and the Committee on April 24, 1996. Messrs. Holiday and Ong were succeeded on the Committee, effective April 24, 1996, by James Wood and Martha T. Muse.

EXECUTIVE COMPENSATION

  Set forth below is certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years 1996, 1995 and 1994 of the Company's Chief Executive Officer and the other four most highly compensated executive officers of the Company:

                          SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                           ANNUAL COMPENSATION      COMPENSATION AWARDS
                          ---------------------- --------------------------
                                                                 SECURITIES
                                                                 UNDERLYING
        NAME AND                                   RESTRICTED     OPTIONS      ALL OTHER
   PRINCIPAL POSITION     YEAR SALARY    BONUS   STOCK AWARDS(1)  (SHARES)  COMPENSATION(2)
   ------------------     ---- -------- -------- --------------- ---------- ---------------
Richard de J. Osborne...  1996 $811,672 $485,000    $539,750       50,000       $24,350
Chairman of the Board,    1995  780,015  850,000     467,040       40,000        23,400
President and Chief       1994  725,000  368,800     420,750       48,000         4,500
Executive Officer
Francis R. McAllister...  1996  419,008  172,600     142,875       19,000        12,570
Executive Vice President  1995  404,765  283,400     122,598       16,000        12,143
                          1994  380,000  131,600     116,875       18,500         4,500
Kevin R. Morano.........  1996  324,672  141,800     114,300       15,200         9,740
Vice President            1995  306,257  241,100     102,165       13,000         9,188
                          1994  265,000  113,600      93,500       14,500         4,500
Robert M. Novotny.......  1996  291,008  100,300      88,900       12,300         8,730
Vice President            1995  280,924  181,800      78,813       10,000         8,428
                          1994  258,000   92,600      67,787       11,000         4,500
Robert J. Muth..........  1996  286,672   74,300      76,200       10,400         8,600
Vice President            1995  278,674  134,700      58,380        7,800         8,360
                          1994  264,000   70,100      58,437        9,800         4,500

--------
(1) Dollar values of restricted stock awards are shown as of the date of grant. The number and dollar value of shares of restricted stock holdings owned at December 31, 1996, and still subject to restrictions are as follows: Mr. Osborne, 46,300 shares/$1,151,713; Mr. McAllister, 12,580 shares/$312,928; Mr. Morano, 9,570 shares/$238,054; Mr. Novotny, 7,640 shares/$190,045; and Mr. Muth, 6,380 shares/$158,703. Restrictions on such shares lapse in equal installments over five years beginning with the grant dates which occurred during the period from January 1992 through January 1996. Cash dividends paid on shares of restricted stock are not subject to restrictions.
(2) Amounts shown for 1995 and 1996 reflect matching contributions made by the Company for the named individuals under the Company's Savings Plan and Compensation Deferral Plan (formerly the Supplemental Savings Plan). Amounts shown for 1994 reflect matching Company contributions made under the Company's Savings Plan. The Savings Plan is a qualified defined contribution profit sharing plan available generally to all United States salaried employees with six months of service with the Company. Savings Plan contributions are immediately vested and may be withdrawn subject to certain restrictions, penalties and suspension periods. The Compensation Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees to defer that portion of their salary that could have been deferred under the Savings Plan but for limitations imposed by the Internal Revenue Code, and to defer all or part of their eligible incentive compensation, as provided in the Plan. The Compensation Deferral Plan became effective on December 1, 1996, as an amendment and restatement of the Company's Supplemental Savings Plan. Salary deferrals are eligible for a Company matching contribution under the Plan. Compensation deferred and amounts contributed by the Company may be withdrawn subject to certain restrictions and penalties. Deferrals of incentive compensation are not eligible for a Company matching contribution.

OPTION GRANTS

  Set forth below is further information on grants of stock options under the Company's Stock Incentive Plan for the period January 1, 1996 to December 31, 1996. No stock appreciation rights ("SARs") were granted in 1996 or outstanding as of December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       GRANT
                                     INDIVIDUAL GRANTS                 VALUE
                       --------------------------------------------- ----------
                       NUMBER OF   % OF TOTAL
                         SHARES     OPTIONS
                       UNDERLYING  GRANTED TO   EXERCISE             GRANT DATE
                        OPTIONS   EMPLOYEES IN  OR BASE   EXPIRATION  PRESENT
NAME                   GRANTED(1) FISCAL YEAR  PRICE $/SH    DATE     VALUE(2)
----                   ---------- ------------ ---------- ---------- ----------
Richard de J. Osborne    50,000       19.8%     $31.125    1/31/06    $428,800
Francis R. McAllister    19,000        7.5%     $31.125    1/31/06     162,944
Kevin R. Morano          15,200        6.0%     $31.125    1/31/06     130,355
Robert M. Novotny        12,300        4.9%     $31.125    1/31/06     105,485
Robert J. Muth           10,400        4.1%     $31.125    1/31/06      89,190

--------
(1) The options were awarded under the Company's 1990 stockholder-approved Stock Incentive Plan. The option price per share equals the fair market value of the Company's Common Stock on the date of grant. The options provide for limited rights exercisable upon the occurrence of specified events that may materially affect the value of the Company's Common Stock and are designated as such by the Committee that administers the Plan, including a tender or exchange offer for shares of the Company's Common Stock, the replacement of a majority of the Board as a result of a proxy contest, a merger or reorganization of the Company, or a liquidation or dissolution of the Company. If an exercise event occurs, the holder is entitled to receive the cash value of the options at the highest market value that the shares traded over a period of sixty days preceding the event or, in the event of the consummation of a tender offer, the tender offer price, in each case, less the exercise price.

(2) Based on the Black-Scholes option pricing model, a widely recognized method of valuing options. The following assumptions were used in determining the value of the options using the model: expected volatility of 27.90% based on actual monthly volatility for the preceding five years, risk-free rate of return of 5.24% based on the yield of the five year U.S. treasury notes as of the grant date, annual dividend rate of $0.79 per share based on average dividends paid per share over the preceding ten years, and exercise of the option five years after the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The model is used for valuing market traded options and is not directly applicable to valuing stock options granted under the Company's Stock Incentive Plan which cannot be sold.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Set forth below is information concerning stock option exercises by named executive officers during 1996, including the aggregate value of gains on the date of exercise, the number of shares covered by exercisable options and the value of "in-the-money" options as of December 31, 1996. All outstanding options were exercisable at December 31, 1996.

    AGGREGATED OPTION EXERCISES IN 1996 AND DECEMBER 31, 1996 OPTION VALUES

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING   VALUE OF
                                                       UNEXERCISED      UNEXERCISED
                                                   OPTIONS AT YEAR END  IN-THE-MONEY
                         SHARES ACQUIRED  VALUE       EXERCISABLE/       OPTIONS AT
          NAME             ON EXERCISE   REALIZED   UNEXERCISABLE(1)    YEAR END(2)
          ----           --------------- -------- --------------------- ------------
Richard de J. Osborne...        --           --          283,000          $137,490
Francis R. McAllister...        --           --          110,340            45,305
Kevin R. Morano.........        --           --           48,900            12,938
Robert M. Novotny.......      6,000      $46,470          25,800               --
Robert J. Muth..........      2,231      $18,556          27,823               --

--------
(1) The above officers held no unexercisable options at December 31, 1996.
(2) Based on the New York Stock Exchange--Composite Transactions price for the Company's Common Stock of $24.875 on December 31, 1996.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company's Common Stock against the cumulative total return on the S&P Composite 500 Stock Index and the S&P Metals Miscellaneous Group Index for the five year period 1991 to 1996.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
  ASARCO INCORPORATED, S&P 500 INDEX & S&P METALS MISC. GROUP INDEX**


 Measurement period                 S&P 500     S&P METALS
(Fiscal year covered)    ASARCO     INDEX       GROUP INDEX
---------------------    ------     --------    -----------
Measurement PT -
12/31/91                 $100.00     $100.00    $100.00

FYE 12/31/92             $120.59     $107.62    $107.29
FYE 12/31/93             $112.92     $118.47    $119.52
FYE 12/31/94             $142.78     $120.03    $139.55
FYE 12/31/95             $163.95     $165.14    $154.37
FYE 12/31/96             $131.08     $203.05    $157.50

*  TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
** ASSUMES $100 INVESTED ON 12/31/91 IN ASARCO COMMON STOCK, S&P 500 INDEX &
   S&P METALS GROUP INDEX


  The preceding chart analyzes the total return on Asarco's Common Stock compared to the S&P 500 and the S&P Metals Miscellaneous Group over the five year period commencing December 31, 1991. In the first year of this period, through December 31, 1992, Asarco's stock returned 20.6%, the S&P 500 returned 7.6% and the S&P Metal Miscellaneous Group returned 7.3%. In 1993, Asarco's stock had a negative return of 6.4% compared to positive returns of 10.1% for the S&P 500 and 11.4% for S&P Metals Miscellaneous Group. In 1994, the return for Asarco's stock was a positive 26.4% compared to positive returns of 1.3% for the S&P 500 and 16.8% for S&P Metals Miscellaneous Group. In 1995, Asarco's stock provided a return of 14.8% compared to 37.6% for the S&P 500 and 10.6% for the S&P Metals Miscellaneous Group. In 1996, Asarco's stock declined 20.1% compared to positive returns of 23.0% for the S&P 500 and 2.0% for the S&P Metals Miscellaneous Group.

RETIREMENT PLANS
  The following table shows the estimated amount of annual retirement income (calculated as a single life annuity benefit) payable to employees for life, commencing at normal retirement at age 65 in 1997, under the Company's qualified Retirement Benefit Plan for Salaried Employees ("Plan"), covering substantially all salaried employees, a prior plan of the Company and a supplemental retirement benefit plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified supplemental retirement benefit plan under which any benefits not payable from Plan assets by reason of the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") and the loss due to the deferrals of salaries made under the Company's Deferred Income Benefit System and the Compensation Deferral

Plan are paid from the Company's general corporate funds. The table assumes Social Security benefit levels as in effect on January 1, 1997.

                               PENSION PLAN TABLE

                         APPROXIMATE ANNUAL RETIREMENT BENEFITS
               --------------------------------------------------------------
   FINAL
  AVERAGE       15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
COMPENSATION   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
------------   ----------   ----------   ----------   ----------   ----------
 $  400,000     $ 87,363     $116,484     $145,605     $174,726    $  203,847
    500,000      109,863      146,484      183,105      219,726       256,347
    600,000      132,363      176,484      220,605      264,726       308,847
    700,000      154,863      206,484      258,105      309,726       361,347
    800,000      177,363      236,484      295,605      354,726       413,847
    900,000      199.863      266,484      333,105      399,726       466,347
  1,000,000      222,363      296,484      370,605      444,726       518,847
  1,100,000      244,863      326,484      408,105      489,726       571,347
  1,200,000      267,363      356,484      445,605      534,726       623,847
  1,300,000      289,863      386,484      483,105      579,726       676,347
  1,400,000      312,363      416,484      520,605      624,726       728,847
  1,500,000      334,863      446,484      558,105      669,726       781,347
  1,600,000      357,363      476,484      595,605      714,726       833,847
  1,700,000      379,863      506,484      633,105      759,726       886,347
  1,800,000      402,363      536,484      670,605      804,726       938,847
  1,900,000      424,863      566,484      708,105      849,726       991,347
  2,000,000      447,363      596,484      745,605      894,726     1,043,847

  Benefits are calculated using a final average earnings formula (i.e., average of the highest consecutive 60 months of the last 120 months of compensation received "Final Average Compensation"), minus a Social Security offset.

  As of January 31, 1997, the following officers had completed the number of years of service indicated opposite their names: Richard de J. Osborne, 22 years; Francis R. McAllister, 30 years; Kevin R. Morano, 18 years; Robert M. Novotny, 8 years and Robert J. Muth, 28 years. Under the Plan and Supplemental Plan, the amounts of covered compensation of such persons for calendar year 1996 were Richard de J. Osborne, $1,661,672, Francis R. McAllister, $702,408, Kevin R. Morano, $565,772, Robert M. Novotny, $472,808 and Robert J. Muth, $421,372 and consisted of basic salary and cash incentive compensation payments in the year received as shown in the Summary Compensation Table and in prior proxy statements. Cash incentive compensation payments are generally received in the year following that in which they are earned.

  Messrs. Osborne, Novotny and Muth are eligible to receive additional benefits, not included in the amounts shown in the table, under the Company's supplemental plan for designated officers hired in mid-career (the "Mid-Career Plan"). The Mid-Career Plan provides supplemental retirement benefits out of the general funds of the Company for officers holding the rank of Vice President or higher who are determined by the Organization and Compensation Committee to have had prior business or professional experience valuable to the Company and relevant to the positions for which they were employed by the Company, and who at retirement or termination of employment with the consent of the Company will have been with the Company as a Vice President or higher for 10 years or more. The Mid-Career Plan provides for annual benefits equal to 55% of the Final Average Compensation, which amount is reduced by any benefits payable by the Company or any other employer under any other pension plan not attributable to the employee's contributions, and by all Social Security benefits payable at the time of retirement or early termination. All benefits under the Mid-Career Plan are forfeited by a participant who prior to attaining age 65 terminates employment with the Company without its consent. Participants in the Supplemental Plan and the Mid-Career Plan may elect, in accordance with the terms of the plan, to receive their benefits in a lump-sum payment at retirement.

EMPLOYMENT AGREEMENTS

  The Company has employment agreements which provide for severance payments in certain events to Messrs. Osborne, McAllister, Morano, Novotny, Muth and seven other key executive officers. The employment agreements are for a term of one year, renewable automatically on a year-to-year basis unless terminated by the Company at least 9 months prior to the anniversary date, except that they continue in effect for not less than three years following occurrence of a change in control of the Company. If, as a result of a change in control, the executive's employment is terminated, his responsibilities are materially reduced, or his salary, bonus or benefits are adversely affected, the executive is entitled to receive from the Company as severance pay one lump-sum payment equal to the total of three times such executive's annual base salary, average incentive compensation payments received for the higher of the three or five years immediately preceding the date of termination or the change in control, and the annual cost to the Company of certain benefits such executive is entitled to receive immediately preceding the date of termination. The executive would also be entitled to continuation of health and other insurance benefits for a period of three years following termination. Upon termination by the Company after a change in control, under the agreements each executive is also entitled to payment from the Company of the value of such executive's stock options. The amount of the severance payment from the Company will also include an amount necessary to reimburse each executive for any excise taxes imposed by the Code in respect of such payments. The employment agreements also provide that following the occurrence of a potential change in control of the Company each executive officer will remain in the employ of the Company for 180 days. Under the agreements, change in control as to an executive shall not be deemed to have occurred if the event first giving rise to the change in control involves a publicly-announced transaction or publicly-announced proposed transaction which at the time of the announcement has not been previously approved by the Company's Board of Directors and the executive is part of a purchasing group proposing the transaction. Also, there is deemed to be no change of control as to an executive if the executive is part of a purchasing group which consummates a change in control transaction.

CERTAIN TRANSACTIONS

  During 1996, the Company or its subsidiaries purchased and sold sulfuric acid from and to J.R. Simplot Company aggregating approximately $118,000. Mr. J.R. Simplot is the trustee of the John R. Simplot Self-Declaration of Revocable Trust, which until October 1996 owned in excess of 5% of the Company's Common Stock. During 1996, the Company entered into financial, securities and commodities transactions, primarily relating to the Company's hedging of precious metals, with subsidiaries of Merrill Lynch & Co., Inc. ("Merrill Lynch"), resulting in net payments to the subsidiaries of $10.8 million. Merrill Lynch and two of its subsidiaries may be deemed to own beneficially 7.0% of the Company's Common Stock. Merrill Lynch disclaims ownership of certain of these shares. Management believes these transactions to be on terms as favorable as could be obtained from unaffiliated parties.

ADDITIONAL INFORMATION

  The functions of the Organization and Compensation Committee of the Board of Directors (composed of Messrs. Willard C. Butcher, Chairman, James W. Kinnear, Martha T. Muse and James Wood) include making recommendations to the Board with respect to nomination and tenure policy for directors and election of and title changes for all corporate executive officers. The Committee considers recommendations for nominees to the Board of Directors from all sources. Such recommendations should be sent in writing to the Secretary of the Company. The Company's By-Laws define notice procedures to be followed by stockholders seeking to nominate directors for election. Under the By-laws, a stockholder seeking to nominate a director for election by shareholders must give written notice to the Secretary of the Company at least 90 days in advance of the anniversary date of the immediately preceding annual meeting, or within 10 days of the giving of notice of a special meeting. The notice must provide specific biographical data with respect to each nominee, including such information as is required to be included in the Company's proxy statement, and a representation by the stockholder that he or she is a holder of record entitled to vote at the meeting and that he or she intends to appear in person or by proxy to make the nomination. Nominations by stockholders for election of directors at the Company's 1998 annual meeting of stockholders must be received by January 30, 1998.

  The Pension Advisory Committee of the Board of Directors (composed of Messrs. David C. Garfield, Chairman, E. Gordon Gee, Michael T. Nelligan, John D. Ong and Ms. Martha T. Muse) reviews pension fund and savings plan matters affecting directors, officers and employees of the Company and makes recommendations on such matters to the Board of Directors. The Committee met two times during 1996.

  The Board of Directors met 9 times during 1996. All incumbent directors attended 100% of the aggregate number of meetings of the Board of Directors and of the Committees of the Board on which they served, with the exception of Messrs. Gee and Ong, who attended 93% and 63% of such meetings, respectively.

  Directors who are not officers or employees of the Company were paid in 1996 a basic fee of $23,000 plus $1,200 for attendance at each meeting of the Board or of any Committee of the Board on which they served. Effective January 1, 1997 the annual retainer was increased to $26,000. Non-employee directors also receive compensation under a stock award plan providing for the award of 200 shares of Asarco Common Stock per annum payable following each annual meeting to non-employee directors who continue to serve or who are elected or reelected at such meeting, or payable to non-employee directors who are first elected between annual meetings or at a special meeting.

  Directors may defer payment of fees payable for serving on the Board or a Committee under the Deferred Fee Plan for Directors. Deferred compensation will be credited with interest compounded quarterly at a floating rate equal to the prime rate charged by The Chase Manhattan Bank, N.A. from the date on which it would normally have been paid until payment or credited with a bookkeeping entry in shares of Asarco Common Stock plus quarterly credits for shares of Common Stock that could be purchased with dividends at fair market value. Fair market value is the mean of the high and low sales prices for the Common Stock on New York Stock Exchange Composite Trading on the date of the credit. In the case of cash or stock deferrals, the value of a participant's deferred compensation is payable, at the participant's election, in cash in a lump sum, or in annual installments commencing on

January 15 of any year subsequent to the fourth year following the year in which such fees were earned. In any case, payment of the deferred compensation will commence on January 15 of the year following termination of services as a director. In the event of a participant's death, the value of the participant's account is paid in a lump sum on the first January or July 15 following the participant's death unless the participant had elected to continue the schedule for payment of benefits previously elected.

  On October 25, 1995 the Board of Directors terminated the Company's Retirement Plan for Non-Employee Directors and adopted the Directors' Deferred Payment Plan. The Directors' Deferred Payment Plan provides that, in addition to the annual cash retainer, the Company will credit to the deferred payment account of each director who has less than ten years of Board service an annual amount equal to 75% of the annual cash retainer for up to ten years of service. For 1997, the credit will be $19,500. At least 50% of such amount will be credited to a Company Common Stock equivalent account and the balance may, at each director's election, be credited to such account or to a bond equivalent account. The Company Common Stock equivalent account will be credited with a bookkeeping entry equal to the shares of Company Common Stock that could be purchased at fair market value on the date of the credit, and, thereafter, on each dividend payment date, with a bookkeeping entry indicating the additional shares that could be purchased with dividends on shares previously credited to such account. Fair market value is the average of the high and low sales prices for the Common Stock on New York Stock Exchange Composite Trading on the date of the initial credit, or, in the case of future contributions and dividends, for the five trading days preceding the date of the credit or dividend. The bond equivalent account amount will be credited with a bookkeeping entry equivalent to interest at the yield rate for U.S. Treasury debt obligations with a 10-year maturity, adjusted quarterly. The value of a director's deferred payment will be paid in cash in a lump sum at retirement or in up to ten annual installments after retirement, at the election of the Director.

                 PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

  Upon recommendation of its Audit Committee, the Board of Directors has selected Coopers & Lybrand L.L.P. to serve as independent auditors for the Company for the calendar year 1997, subject to approval of the stockholders. The Board of Directors recommends that the stockholders approve the selection of Coopers & Lybrand L.L.P. at the annual meeting. Coopers & Lybrand L.L.P. and its predecessors have served as the Company's auditors continuously since 1935. Coopers & Lybrand L.L.P. have advised the Company that neither the firm nor any of its members has any direct or material indirect financial interest in the Company or its subsidiaries.

  The Audit Committee consists of Messrs. Michael T. Nelligan, Chairman, James
C. Cotting, David C. Garfield, E. Gordon Gee and James W. Kinnear. Four meetings were held in 1996. The functions of the Committee include recommending the engagement of independent auditors, reviewing the fees, scope and timing of their audit and their other services, and reviewing the audit plan and results of the audit. The Committee also reviews the Company's policies and procedures on internal auditing, accounting and financial controls. The implementation and maintenance of internal controls are understood to be primarily the responsibility of management.

  A representative of Coopers & Lybrand L.L.P. will be present at the stockholders' meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company at its principal executive offices (180 Maiden Lane, New York, N.Y. 10038) by November 17, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy.

                               OTHER INFORMATION

  The Company is not aware of any other matters to be considered at the meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote said proxy in accordance with their judgment on such matters.

  A transcript of the proceedings of the 1997 annual meeting of stockholders will be available after June 3, 1997 to any stockholder upon request to the Secretary, specifying a proper purpose for the request, and upon payment of $10.00 to cover the cost of postage and reproduction.

  Asarco has adopted a confidential voting policy regarding shareholder votes at Company shareholder meetings. Under the policy, shareholders' votes are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board which identifies the vote of a specific shareholder will be treated in accordance with this policy if the shareholder elects on the proxy to have such vote kept confidential. In the event of a contested solicitation, if the Company and the opposing party can agree in writing on mutually acceptable confidentiality procedures which would apply to each party's solicitation, the Company agrees to be bound by the confidentiality procedures set forth in such agreement. If the parties do not agree on mutually acceptable confidentiality procedures, the Company's policy on confidential voting shall not apply to the solicitation.

  The Asarco confidential voting policy shall not operate to impair free and voluntary communication between Asarco and its shareholders, including voluntary disclosure by shareholders of the nature of their votes.

  The cost of soliciting proxies in the accompanying form will be borne by the Company. Morrow & Co., Inc. and Georgeson & Company Inc. have been employed to solicit proxies by mail, telephone or personal solicitation for fees to be paid by the Company of $10,000 each, plus reasonable out-of-pocket expenses. A number of regular employees of the Company, without additional compensation, may solicit proxies personally or by mail or telephone.

                                          ASARCO Incorporated

                                          R. Ferri, Secretary

New York, N.Y., March 12, 1997

                              ASARCO INCORPORATED

                                     PROXY

 PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE
                              HELD APRIL 30, 1997

  The undersigned hereby appoints RICHARD de J. OSBORNE, FRANCIS R. McALLISTER and AUGUSTUS B. KINSOLVING, and each of them, with power of substitution, the proxies of the undersigned to vote all the shares the undersigned may be entitled to vote at the annual meeting of stockholders of ASARCO Incorporated, to be held in the Ground Floor Auditorium, 1 Chase Manhattan Plaza, New York, New York at 2 P.M., on Wednesday, April 30, 1997, and at any adjournments thereof upon all matters specified in the notice of said meeting as set forth on the reverse hereof, and upon such other business as may lawfully come before the meeting.

  Classified Board Election: For the nominees listed on the reverse hereof, or such other person or persons, if any, as may be chosen to replace unavailable nominees.

  The shares represented by this proxy will be voted as directed by the stockholder. If a signed proxy is returned to the Company with no voting instruction given, such shares will be voted FOR all nominees for election as directors and FOR Proposal No. 2. If you do not wish your shares voted FOR a particular nominee, mark the Exception box and enter the name(s) of the exception(s) in the space provided.

  PLEASE VOTE ON ALL PROPOSALS, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                  (Continued on the other side.)

                                              ASARCO INCORPORATED
                                              P.O. BOX 11467
                                              NEW YORK, N.Y. 10203-0467

Directors recommend a vote "FOR"
 1. Classified board election:

For [ ]  Withhold [ ]  Exceptions* [ ]

Class III Director Nominees: James C. Cotting, David C.
        Garfield, E. Gordon Gee and James Wood

(INSTRUCTIONS: To withhold activity to vote for a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) below.)


*Exception(s)  ............

 ...........................


Directors recommend a vote "FOR"
2. Selection of Coopers & Lybrand L.L.P. as independent auditors for 1997.

For [ ]  Against [ ]  Abstain [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

            Address Change Comments
-----------------------------------------------------
If you have noted either an Address Change or made
Comments on the reverse side of this card, mark here.      [ ]
-----------------------------------------------------

Mark here to elect to have your vote kept confidential     [ ]

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.


DATED .................., 1997

SIGNED .......................


SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED [X]
IN BLACK OR BLUE AS IN THIS EXAMPLE.

                              ASARCO INCORPORATED
                                180 MAIDEN LANE
                            NEW YORK, NEW YORK 10038

BECAUSE OF DELAYS IN MAIL
PLEASE SIGN AND RETURN THE
ENCLOSED PROXY EVEN IF YOU
RETURNED THE ORIGINAL

                                                                  April 10, 1997

To the Stockholders of ASARCO Incorporated

                                   A REMINDER

  We have previously sent to you proxy soliciting material relating to the annual meeting of stockholders to be held on April 30, 1997.

  According to our latest records, we have not as yet received your Proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed Proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

  A Proxy and return envelope are enclosed for your use.

  Thank you for your cooperation.

                             Very truly yours,

                                          R. Ferri
                                          Secretary

                              PLEASE ACT PROMPTLY